Exhibit 10.4
FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT WITH J. PETER SCHERER
     This First Amendment to the Employment Agreement (this “Amendment”) is made by and between Origen Financial, Inc, a Delaware corporation (“Parent”), Origen Financial, L.L.C, a Delaware limited liability company (“Company”), and J. Peter Scherer (“Executive”) on July 1, 2008. Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement with Executive effective as of October 8, 2006 (the “Agreement”).
RECITALS:
     A. The Company and Executive entered into that certain Employment Agreement effective as of October 8, 2006.
     B. The Internal Revenue Service issued final regulations regarding the application of Internal Revenue Code (“Code”) section 409A to nonqualified deferred compensation, with an effective date of January 1, 2008.
     C. Because the Agreement provides for certain deferrals of compensation, it is subject to Code section 409A.
     D. Section 17(k) of the Agreement provides that the Agreement will be timely amended to comply with the requirements of Code section 409A and published guidance in a manner that will not have a material adverse impact to either party of the Agreement.
     E. Parent, Company and Executive desire to amend the Agreement to conform to the provisions of Code section 409A and the accompanying final regulations in compliance with Internal Revenue Service Notice 2007-86 and generally applicable published guidance.
     F. This Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions of this Amendment.
     Now, therefore, effective January 1, 2008, the Agreement is hereby amended as follows:
     1. Paragraph 2(a) is amended by the addition of the following sentence at the end of the paragraph:
 “Base Salary for each successive one-year extension shall be paid on a bi-weekly basis as services are rendered.”
     2. Paragraph 4(c), entitled “Target Bonus,” is amended by the addition of the following sentence:

     “Any Target Bonus to which Executive shall be entitled will be paid to Executive during the period February 15 through March 15 each year immediately following the taxable year to which the Target Bonus relates.”
     3. Paragraph 4(e), entitled “Disability,” is amended by replacing the reference to paragraph 7(a)(ii) with a reference to paragraph 7(a)(iii) in the first sentence, and deleting the last two sentences of Paragraph 4(e) in their entirety and replacing them with the following:
“For purposes of this paragraph 4(e) only, Executive shall be deemed to be ‘Disabled,’ and on a bona fide leave of absence, if he is eligible to receive disability benefits under any disability benefit plan or policy provided by Company to its employees generally or to Executive specifically (a ‘Company Sponsored Plan’). If Company does not provide coverage to Executive under a Company Sponsored Plan, Executive shall be deemed to be ‘Disabled’ if he is unable to perform the essential functions of his duties hereunder (with or without reasonable accommodation by the Company) as a result of incapacity due to physical or mental illness.”
     4. Paragraph 7(a)(iii) is amended by deleting it in its entirety and replacing it with the following:
“(iii) upon Executive’s death or if Executive is Totally Disabled as defined in paragraph 7(c) below.”
     5. Paragraph 7, entitled “Termination of Employment,” is amended by the addition of the following new paragraph 7(c):
     “(c) For purposes of this paragraph 7 and payment of compensation and benefits pursuant to paragraph 8(d), Executive shall be considered ‘Totally Disabled’ if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) he is unable to engage in any substantial gainful activity, or (ii) he is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.”
     6. Paragraph 8(a) is amended by the replacement of 8(a)(iii) with the following:
“(iii) if applicable, during the Severance Period, Company shall pay the premiums to continue those medical care benefits in effect on Executive’s termination date (provided, that to the extent permitted under applicable law, the Severance Period will run concurrently with, and not in addition to, the applicable statutory maximum COBRA continuation period, and provided further, any change in benefits under the medical plan for active executive employees will also apply to Executive), and continue to provide Executive with such other employee benefits for which Executive continues to qualify during the Severance Period, but only if Executive fully complies with paragraph 10 of this Agreement,

7.	Paragraph 8(d) is amended by the replacement of 8(d)(i) with the following:

“(i) the Company shall pay Executive or his Designated Beneficiary, as applicable, within thirty (30) days after the effective date of such termination any unpaid Base Salary, Pro Rata Target Bonus Amount and benefits accrued and earned by him hereunder up to and including the effective date of such termination,”

8.	Paragraph 8(d) is amended by the replacement of 8(d)(ii) with the following:

“(ii) in the event the Company terminates this Agreement because of Executive’s death, Company shall pay within thirty (30) days after the effective date of such termination, an amount equal to Executive’s Base Salary on his termination date to Executive’s Designated Beneficiary,”

9.	Paragraph 8(d) is amended by the replacement of 8(d)(iii) with the following:

“(iii) in the event the Company terminates this Agreement because Executive is Totally Disabled, Company shall pay to Executive, on the day that is six (6) months after the effective date of such termination, an amount equal to Executive’s Base Salary on his termination date,”

10.	Paragraph 8(d) is further amended by renumbering 8(d)(iv) as 8(d)(v) and adding the following replacement paragraph 8(d)(iv):
“(iv) if applicable, during the Severance Period, Company shall pay the premiums to continue those medical care benefits in effect on Executive’s termination date (provided, that, to the extent permitted under applicable law, the Severance Period will run concurrently with, and not in addition to, the applicable statutory maximum COBRA continuation period, and provided further, any change in benefits under the medical plan for active executive employees will also apply to Executive),”

11.	Paragraph 9, entitled “Change in Control,” is deleted in its entirety and replaced with the following paragraph 9:
“9. Change in Control.
         (a) If there is a Change in Control Event, the Company will pay Executive the Change in Control Payment upon the first Permissible Payment Event to occur following the Change in Control Event, subject to any applicable six- (6-) month delay required under section 409A of the Internal Revenue Code of 1986, as amended.
     (b) A ‘Permissible Payment Event’ shall be deemed to have occurred for purposes of this Agreement upon the first to occur of:
     (i) One- (1-) year anniversary of the Change in Control Event;
     (ii) Date Executive resigns for Good Reason during the six- (6-) month period following the Change in Control Event;
     (iii) Date Company terminates Executive’s employment without Cause during the six- (6-) month period following a Change in Control Event;
     (iv) Date Executive becomes Totally Disabled during the one- (1-) year period following the Change in Control Event; or
     (v) Date Executive Dies during the one- (1-) year period following the Change in Control Event.
     (c) In no event will a Change in Control Payment be made to Executive if he is terminated for Cause or resigns without Good Reason.
     (d) ‘Change in Control Payment’ means an amount equal to the product of to two (2) times the sum of (i) Executive’s Base Salary as of the Change in Control Event, plus (ii) fifty (50%) percent of Executive’s Target Bonus.
     (e) ‘Good Reason’ means the occurrence of any of the following events: (a) a substantial adverse change, not consented to by Executive, in the nature and scope of Executive’s responsibilities, authorities or duties hereunder, (b) a substantial involuntary reduction in Executive’s Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, or (c) the relocation of Executive’s principal place of employment to another location of the Company outside a sixty (60) mile radius from the location of Executive’s principal place of employment as of the date hereof. Executive must provide notice to the Company of the existence of a condition, or conditions, described in this paragraph 9(e) within ninety (90) days of the initial existence of such condition(s). Upon receipt by the Company of Executive’s notice, the Company will have thirty (30) days to remedy the condition(s). If the Company remedies the condition(s) of which it received notice from Executive within thirty (30) days, the Executive may not resign for Good Reason.
     (f) Any of the following will be deemed the ‘Change in Control Event,’ which shall serve as a vesting event only:

     (i) The date on which any ‘person,’ as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) (other than the Parent, any Parent subsidiary, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent), together with all ‘affiliates’ and ‘associates’ (as such terms are defined in Rule 12b-2 of the Exchange Act) of such person, shall become the ‘beneficial owner’ (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, through an event or series of events, of more than 50% of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of Parent’s Board (other than as a result of an acquisition of securities directly from Parent);
     (ii) The consummation of: (1) any consolidation or merger of Parent in which the stockholders of Parent immediately prior to the consolidation or merger would not, immediately after the consolidation or merger, ‘beneficially own’ (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of Parent’s assets;
     (iii) The date Parent’s stockholders approve any plan or proposal for the liquidation or dissolution of Parent; or
     (iv) Where the persons who, as of the Effective Date, constitute Parent’s Board of Directors (the ‘Incumbent Directors’) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of Parent subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (1) a vote of at least two-thirds of the Incumbent Directors or (2) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee of the Board comprised, in the majority, of Incumbent Directors; provided further, however, that notwithstanding the foregoing, any director designated by a person or entity that has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii) or (iii) above, shall not be deemed to be an Incumbent Director.

     (g) If a Permissible Payment Event occurs because Executive resigns for Good Reason, Company terminates Executive’s employment without Cause or Executive becomes Totally Disabled, the Change in Control Payment will be paid to Executive six (6) months after the effective date of such termination. Otherwise the Company will pay Executive the Change in Control Payment within thirty (30) days of the Permissible Payment Event.
     (h) Anything to the contrary in this Agreement notwithstanding, in no event shall more than one Change in Control Payment be made to Executive under this Agreement, regardless of whether more than one Change in Control Event occurs during the term of this Agreement.
     (i) If Executive is entitled to any payments that vest upon a Change in Control Event or other substantially similar event pursuant to the Origen Financial, Inc. Retention Plan or any other plan, program, agreement or arrangement with Parent, the Company or their subsidiaries, the Company shall not be obligated to make such payments to Executive under both this Agreement and the other plan, program, agreement or arrangement. Instead, the Company shall be obligated to pay Executive only the greater of the amounts payable as determined under this Agreement and such other plan, program, agreement or arrangement.
     (j) Except as set forth in paragraph 9(h) above, if payable, the Change in Control Payment shall be in addition to, and not in lieu of, the severance payments to which Executive may be entitled under paragraph 8 above, the non-compete payments to which Executive may be entitled under paragraph 10 below or payments from any other plan, program, agreement or arrangement with Parent, the Company or their subsidiaries
     (k) Prior to and as a condition of any payment under this paragraph 9, Executive shall execute and deliver to Company a general release of claims to other change in control payments in a form acceptable to the Company and, if Executive’s employment has been terminated, a general release of claims, substantially in the form attached hereto as Exhibit A.”
     12. Paragraph 11 is amended by deleting it in its entirety and replacing it with the following paragraph 11:
     “11. Excise Tax Payments. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive following a Change in Control Event and/or Executive’s termination or resignation of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Parent, the Company or their subsidiaries) (the ‘Aggregate Payment’) is determined to constitute a ‘parachute payment’ as such term is deemed in Section 280G(b)(2) of the Internal Revenue

Code of 1986, as amended (the ‘Code’), the Company shall pay to Executive an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed by Section 4999 of the Code with respect to the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive shall be made by a nationally recognized United States public accounting firm selected by the Company which has not, during the two years preceding the date of its selection, acted in any way on behalf of Parent, the Company or any affiliate thereof. The Company shall pay Executive the amount payable to him under this paragraph 11 by the end of the taxable year in which Executive remits these amounts to the taxing authority(s).”
     13. Paragraph 17(k) is amended by deleting it in its entirety and replaced with “Intentionally left blank.”
     14. Paragraph 17, entitled “Miscellaneous,” is amended by the addition of the following new paragraph 17(n):
     “(n) Executive may, on a form prescribed by the Company, designate a beneficiary or beneficiaries (his ‘Designated Beneficiary’) to receive the benefits under this Agreement in the event of his death. If Executive does not designate a beneficiary, his benefits will be paid first to his spouse, if surviving him, and if unmarried or if his spouse does not survive him, in equal shares to his children surviving him, and if neither his spouse nor children survive him, to his estate.”
     15. Unless otherwise modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.
[Signatures on next page]

     In witness whereof, the parties have executed this First Amendment to the Amended and Restated Employment Agreement by and between Origen Financial, Inc, Origen Financial, L.L.C and J. Peter Scherer on the date first above written.

Parent:
Origen Financial, Inc.,
a Delaware corporation:

By:	/s/ Ronald A. Klein

Its:	CEO

Company:
Origen Financial, L.L.C.,
a Delaware limited liability company:

By:	/s/ Ronald A. Klein

Its:	CEO

Executive:

/s/ J. Peter Scherer

J. Peter Scherer